                                                                    EXHIBIT 10.7


May 15, 1995

Mr. Dolph B. Simon
901 West Walnut Hill Ln.
Irving, Texas
75038

Dear Dolph:

         This letter will confirm our agreement ("Agreement") with respect to the termination of your employment at Zale Corporation ("Zale"). The parties agree that neither the specific terms nor the existence of this agreement will be disclosed by either party to anyone except as required by law or for the purpose of obtaining advice as provided for herein.

         1.      Your last day of employment at Zale will be June 15, 1995.

         2. The Company will provide severance benefits to you under the Executive Severance Plan, as amended and restated February 10, 1994 ("Plan") (copy attached), as follows:

                 a.       Nine months of severance pay;

                 b. Medical and life insurance benefits contemplated by the Plan during the period ended June 30, 1995; thereafter, you will be eligible for benefits under the Zale Retired Employee Medical Plan in accordance with the terms of that Plan;

                 c.       Outplacement assistance for three months; and

                 d. Use of Company car for 45 days (with an option to purchase in accordance with Company policy).

                 Pursuant to Section 4.1 of the Plan, in order to receive the benefits discussed above, you are required to execute the Waiver of Benefits attached as Exhibit A.

         3. In addition to benefits under the Plan, the Company will provide the additional benefits described in this Section, which you acknowledge is above and beyond any benefits or payments you are entitled to receive under the law or pursuant to any contract or benefit plan of Zale (including the Plan). In consideration of these additional benefits, you are required to execute the Agreement and General Release attached as Exhibit B, and you agree to comply with the terms of this Agreement. You understand and agree that, except as set forth in this Agreement, you will receive no payments, compensation, benefits, perquisites, remuneration or bonuses, including severance, which you might otherwise be entitled to pursuant to any understanding or agreement.

                 a. (i) Zale will pay to you the nine months of severance pay, specified in Section 2 (a) above, in a single lump sum payment in cash on June 15, 1995, your last day of employment. Zale will pay to you three months additional severance pay in a single lump sum payment in cash on April 15, 1996.

                    (ii) Zale will pay you twelve months additional base salary in twelve equal monthly installments, starting July 15, 1995 provided that amounts payable to you under this Section 3 (a) (ii) ( but not under Section 2
(a) or 3 (a) (i) shall be subject to reduction equal to any amounts you earn or become entitled to receive during such twelve month period from any employment, whether as an employee, consultant, advisor, partner or otherwise, other than as a non-employee member of the Board of Directors of Oshman's Sporting Goods, Inc. You agree to notify Zale in writing on the first day of each month during such period of any amounts so earned or to which you became entitled during the prior month.

                 b. You will receive the bonus to which you would otherwise have been entitled for the fiscal year ending July 31, 1995 under Zale's Annual Incentive Plan had your employment terminate after July 31, 1995. Solely for purposes hereof, the percent of your "base salary" payable as bonus for the full fiscal year shall be determined based solely upon achievement of the same corporate and divisional goals required for other senior executives of Zale, and individual performance will not be considered in your case. Any bonus payable to you hereunder shall be paid at the same time bonuses are paid to other senior executives.

         4. a. Zale owns and has developed and compiled, and will develop and compile, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed by Zale to you, but also information developed or learned by during the course or as a result of employment with Zale, which information is and shall be the property of Zale. confidential Information includes all information that has or could have commercial value or other utility in the business in which Zale is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of Zale, whether or not such information is specifically labelled as Confidential Information by Zale. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by Zale concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising know-how, processes, and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, sourcing plans and techniques, merchandising opportunities, expansion plans, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information.

                 b. You acknowledge and agree that Zale disclosed to and entrusted you with Confidential Information which is the exclusive property of Zale and which you may not use upon leaving the employ of Zale. You also acknowledge that you are aware that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to Zale's interests, an invasion of privacy and an improper disclosure of trade secrets. You shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual, or other third party, any Confidential Information, either during the period of severance payments hereunder or thereafter.

                 c. You will not remove from Zale's premises, or provide access to any other person, without Zale's prior written consent any records, files, drawings, documents, equipment, materials and writings received from, created for or belonging to Zale, including those which relate to or contain Confidential Information, or any copies thereof.

         5. Following on your last day of employment, Zale will pay you an amount equal to your earned (during the fiscal year ended March 31, 1994 and the short fiscal year ended July 31, 1994) but unused (as of June 15, 1995) vacation pay and your earned, unpaid base salary through June 15, 1995. Further, Zale will reimburse you for any travel/business expenses in accordance with Zale's expense reimbursement policies, provided that you submit to Zale the required documentation. You will not receive or be entitled to any accrued vacation pay in respect of the fiscal year ending July 31, 1995 or any unused sick leave.

         6. Questions concerning the premium charge for continuation of insurance coverage after June 30, 1995 should be directed to Jackie Werblo, along with any other questions you may have concerning your right to distribution of the amounts in Zale's 401(k) and other retirement plans in which you may have accounts. You will be receiving a separate notice concerning your right to continue insurance coverage under the Zale retired employee medical plan.

         7. You agree to return to Zale all original documents, software, equipment, and other materials belonging to Zale, including, but not limited to, Zale identification and keys, wherever such items may be located.

         8. In the event you breach this Agreement, Zale will be entitled to such relief as is available to it at law or in equity. Specifically, and without limiting any other rights, if you breach any provisions of Section 4 hereof, the Company shall be entitled to cease any further payments owing to you under Section 3 hereof.

         9. If any section of this Agreement should be held invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any section is restrained by such tribunal, the application of any and all other sections, other than those which have been held invalid, shall not be affected.

         10. This Agreement shall be binding upon you, your heirs, administrators, representatives, executors, successors and assigns and shall likewise be binding on Zale and its divisions, subsidiaries and affiliates, and their respective successors and assigns and shall inure to the benefit of you, your heirs, administrators, representatives, executors, successors and assigns, and of Zale and its divisions, subsidiaries and affiliates, and their respective successors and assigns.

         11. This Agreement and Exhibits A and B hereto set forth the entire Agreement between the parties and with respect to the subject matter hereof and fully supersedes any and all prior agreements or understanding between them pursuant to such subject matter.

         If the arrangements we have discussed and agreed upon are accurately set forth above, please confirm your approval and acceptance of our Agreement by signing both enclosed copies of this Agreement and Exhibits A and B, and returning both copies to me.

                                        /s/ A. HERSCHEL KRANITZ

                                        A. Herschel Kranitz
                                        Sr. V.P Human Resources

Agreed as modified on page 2.

/s/ DOLPH B. SIMON
Dolph B. Simon

                          AGREEMENT AND GENERAL RELEASE

         This Agreement and General Release ("Agreement") is made and entered into by and between Zale Corporation and Dolph Simon.

                                   DEFINITIONS

         As used throughout this Agreement and General Release:

         1. "Executive" refers to Dolph Simon, his heirs, executors, administrators, agents, successors, assigns and dependents.

         2. "Zale" refers to Zale Corporation, its past and present parents, subsidiaries, affiliates, and divisions, and each of their respective past and present officers, directors, agents, employees, successors and assigns.

                                    RECITALS

         WHEREAS, Executive has been employed by Zale as General Counsel.

         WHEREAS, Executive's employment with Zale is being terminated in accordance with the attached letter ("Letter"); and

         WHEREAS, the parties desire to settle fully any and all claims and controversies arising out of the employment relationship between Executive and Zale and the termination thereof;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and in the Letter, and intending to be and being legally bound hereby, the parties agree as follows:

                                    AGREEMENT

         1. Executive represents that he does not have any claim, action or proceeding pending against Zale.

         2. Except as necessary to enforce the terms of this Agreement and General Release and the Letter, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, Executive hereby releases Zale from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which he has or may have for any period prior to and including the date of the execution of this Agreement and General Release, including, but not limited to, any claim of defamation, wrongful discharge, breach of an express or implied contract, and claims of discrimination under the Age Discrimination In Employment Act of 1967 and all other federal, state and local laws, and any claim for attorneys' fees or costs.

         3. Executive promises never to file or participate in a lawsuit, arbitration or other legal proceeding asserting any claims that are released pursuant to this Agreement and General Release. If Executive breaches his promise and files or participates in a legal proceeding based on claims he has released, he agrees to pay for all costs incurred by Zale, including reasonable attorneys' fees, in defending against his claim.

                 Zale asserts that it does not have any present knowledge of a factual basis for, and has no present intention of filing, a lawsuit or other legal proceeding against you.

         4. The parties (and persons acting on their behalf) shall not disclose, and shall take all reasonable measures to prevent the disclosure, to any person or entity the existence, terms and/or subject matter of this Agreement and General Release, except as required by law. This provision does not prohibit Executive from providing this information to his spouse or to his attorneys or accountants for purposes of obtaining legal, tax or financial advice or as otherwise required by law.

         5. On or before June 15, 1995, Executive shall return to Zale all of Zale's property in his possession, custody or control; provided, however, that (1) Executive may have the use of his company car until August 1, 1995.

         6. In executing this Agreement and General Release, neither Zale nor Executive is admitting any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state, or local law or regulation.

         7. This Agreement and General Release shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8. The unenforceability or invalidity of any provision or provisions of this Agreement and General Release shall not render any other provision or provisions hereof unenforceable or invalid.

         9. This Agreement and General Release and the accompanying Letter constitute the entire agreement between the parties and cannot be altered except in a writing signed by the parties. The parties acknowledge that they entered into this Agreement and General Release voluntarily, that they fully understand all of its provisions, and that no representations were made to induce execution of this Agreement and General Release which are not expressly contained herein.

         10. The parties agree that any disputes concerning the interpretation or application of the Agreement and General Release shall be governed by Texas Law in a state or federal court located in Texas, without regard to principles of conflicts of laws.

         11. Executive has been afforded an opportunity to take at least twenty-one (21) days to consider this Agreement and General Release and has been advised to consult with the attorneys of his choice prior to executing this Agreement and General Release. The parties understand and acknowledge that Executive will have a period of seven (7) calendar days following his execution of this Agreement and General Release in which to revoke his consent, and that the Agreement and General Release will not become effective or enforceable until the revocation period has expired.

         IN WITNESS WHEREOF, the parties have executed this Agreement and General Release on the dates indicated below.

                                              ZALE CORPORATION

     /s/ Dolph Simon                      By:  /s/ A. HERSCHEL KRANITZ
------------------------------------         -----------------------------------
         Dolph Simon                               A. Herschel Kranitz
                                                   Senior Vice President
                                                   Human Resources

SWORN to before me this      day of           SWORN to before me this     day of
                   , 1995.                                      , 1995.
-------------------                          -------------------


------------------------------------         -----------------------------------
         Notary Public                             Notary Public